Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”), dated as of November     , 2011, is entered into by and between ENERGYSOLUTIONS, Inc., a Delaware corporation (the “Company”), and                            (the “Executive”).

WITNESSETH:

WHEREAS, the Company and its subsidiaries are engaged in a variety of activities in connection with the treatment, storage, disposal and transportation of low-level radioactive waste and low-level mixed waste and related field services, as permitted by certain licenses granted to the Company by certain federal and state regulatory authorities;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that Executive will play a critical role in the management of the Company;

WHEREAS, Executive has rendered outstanding service to the Company and Executive’s experience and knowledge of the affairs of the Company and Executive’s reputation are extremely valuable to the Company; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive.

AGREEMENT:

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances as follows.

1.               DEFINITIONS.  For the purposes of this Agreement, the following terms shall have the meanings indicated:

a.               Accrued Obligations -  shall mean (1) all Base Salary earned or accrued, and not yet paid, through the date the Executive’s employment is terminated, (2) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated, and (3) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, except that Accrued Obligations shall not include (A) any entitlement to any severance under any Company severance policy generally applicable to the Company’s salaried employees or (B) any entitlement to all or any portion of the Target Bonus for the year in which the termination occurs.

b.              Base Salary - shall mean the Executive’s salary that is paid in such installments and at such times as the Company pays its regularly salaried executives and is subject to all necessary withholding taxes, FICA contributions and similar deductions, as well as set-off against any amounts Executive owes the Company or its affiliates.

c.               Change in Control - shall mean an event or occurrence set forth in any one or more of subsections i through iv below:

i               The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subparagraph (iii) of this definition are satisfied, or (E) any such acquisition if the Board determines in good faith that a Person which has acquired more than a 25% interest in the Outstanding Company Common Stock or the Outstanding Company Voting Securities has done so inadvertently (including, without limitation, because such person was unaware that it beneficially owned a 25% interest) and without any intention of changing or influencing control of the Company, and such Person, as promptly as practicable (but no longer than ninety days) after being advised of such determination divested or divests himself or itself of beneficial ownership of a sufficient amount such that such Person no longer has beneficial ownership of 25% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; or

ii            Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board;  provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board or (2) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board; or

iii         Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company, any employee benefit plan(s) (or related trust(s)) of the Company and/or its subsidiaries or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

iv        Approval by the stockholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company.

d.              Cause — shall mean (1) a material breach by Executive of the duties and responsibilities of Executive or any material written policies or directives of the Company (other than as a result of incapacity due to physical or mental illness) which is (A) willful, reckless or intentional, and (B) not remedied within fifteen (15) days after receipt of written notice from the Company which specifically identifies the manner in which such breach has occurred; (2) Executive commits any felony or any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) that causes material damage to the property, business or reputation of the Company, as determined in good faith by the Board; (3) Executive engages in a fraudulent or dishonest act that causes material damage to the property, business or reputation of the Company, as determined in good faith by the Board; (4) Executive engages in habitual insobriety or the use of illegal drugs or substances; or (5) Executive commits a material breach of his fiduciary duties to the Company, as determined in good faith by the Board. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

e.               Date of Termination — shall mean (1) if on or after a Change in Control, the date on which a notice of termination is given, provided, however, in the event of any dispute or controversy concerning Executive’s entitlement to payment under this Agreement concerning the timing of the payment of amounts under this Agreement, the “Date of Termination” shall mean the date of final resolution of such dispute or controversy; (2) with respect to a termination of employment prior to a Change in Control, the date of such termination; (3) with respect to a termination for Cause, the date of such termination; (4) with respect to a termination of employment for Permanent Disability, the date of such termination; and (5) with respect to a termination of employment for death, the date of the Executive’s death.

f.                 Good Reason — shall mean (1) the material diminution of any of the Executive’s duties, responsibilities or authority without the Executive’s prior written consent; (2) the assignment to Executive of duties materially inconsistent with his position without the Executive’s prior written consent; (3) any reduction in Executive’s Base Salary without the Executive’s prior written consent unless all other executives who are parties to agreements similar to this one also agree to a comparable reduction in their base salaries; or (4) unless agreed to in writing by Executive, a relocation of Executive’s principal place of business to a Company facility more than 50 miles away from Executive’s current location.  Executive must notify Company of any event that constitutes Good Reason within ninety (90) days following the Executive’s knowledge of its existence or such event shall not constitute Good Reason under this Agreement.

g.              Permanent Disability — shall mean the Executive’s inability to perform his normal duties and responsibilities for a period of more than six (6) months due to any physical or mental disability, illness, accident or condition.

h.              Pro Rata Bonus - as to any fiscal year of the Company in which the Executive’s employment with the Company is terminated, shall mean an amount equal to the product of (1) the number of days which the Executive was employed by the Company during such fiscal year, divided by 365, multiplied by (2) (A) the Target Bonus for the year in which the termination occurs if the termination follows a Change in Control, or (B) the Executive’s actual bonus, as provided in the Company’s Annual Incentive Plan or comparable arrangement for the year in which the termination occurs, determined as if the Executive had been employed for the entire year in which the termination occurs, if the termination does not follow a Change in Control.  Notwithstanding the foregoing, to the extent any actual bonus payable to the Executive pursuant to the foregoing clause (2)(B) is awarded based on financial information that is later discovered to be erroneous in connection with a required restatement of the Company’s financial statements, such actual bonus (or any applicable portion thereof) shall be subject to recovery by the Company pursuant to any clawback or other applicable policy, contract or arrangement adopted by the Company under the Dodd-Frank Act or applicable New York Stock Exchange rule.

i.                  Protected Period - shall mean the period of time beginning with the Change in Control and ending on the second anniversary of such Change in Control.

j.                  Target Bonus - shall mean the Executive’s annual target bonus, as defined in the Company’s Annual Incentive Plan or comparable arrangement.

k.               Welfare Benefit Continuation - shall mean the provision of welfare benefits such that the Executive shall continue to be covered by the same or equivalent medical, dental, disability and life insurance coverages as in effect for the Executive immediately prior to the termination of his employment, provided Executive elects such coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), until the earlier of (1) the expiration of the period for which he receives severance pay pursuant this Agreement or (2) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits or (3) in the case of a Permanent Disability, eighteen (18) [CEO: twenty-four (24)] months.

2.               NOT AN EMPLOYMENT CONTRACT.  The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating his employment.  Executive understands and acknowledges that, unless covered by a separate employment agreement identified on Attachment A hereto, he is an employee at will and that either he or the Company may terminate the employment relationship between them at any time and for any reason, with or without prior notice.  Executive further understands and acknowledges that the provisions of Section 4 of this Agreement regarding benefits and payments to Executive under certain circumstances supersedes any and all comparable provisions in Executive’s employment agreement set forth in Attachment A.

3.               TERM.  This Agreement shall commence on the date hereof and shall continue until December 31, 2014; provided, however, that commencing on January 1, 2015 and on each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least one year prior to such January 1st the Company shall have given written notice to Executive that the term of this Agreement shall cease to be so extended, provided further, however, that this Agreement shall automatically terminate, except as may be necessary to give effect to its terms, in all events upon the termination of the Executive’s employment for any reason prior to the commencement of the Protected Period.  Notwithstanding anything in this Agreement to the contrary, this Agreement may not be terminated and shall remain in full force and effect for at least two (2) years following a Change in Control and such additional time as may be necessary to give effect to its terms in all other cases.

4.               COMPENSATION UPON TERMINATION.

a.               Termination following a Change in Control.  If (1) a Change in Control occurs while Executive is employed by the Company and this Agreement is in effect, and (2) during the Protected Period, Executive’s employment is terminated without Cause by the Company or for Good Reason by Executive, the Executive shall be entitled to receive, as his exclusive right and remedy in respect of such termination: (A) the payment of (i) all Accrued Obligations, (ii) the Pro Rata Bonus, and (iii) severance pay equal to Executive’s then current monthly Base Salary plus the then current Target Bonus (divided into equal monthly portions), payable in accordance with the Company’s regular pay schedule, for eighteen (18) [CEO: twenty-four (24)] months from the Date of Termination; (B) the provision of the Welfare Benefit Continuation; and (C) the provision of professional outplacement services for up to one (1) year following the Date of Termination.  No benefits hereunder are payable prior to the date on which a Change in Control occurs unless otherwise approved by the Board.

b.              Termination by the Company without Cause or Termination by the Executive for Good Reason.  If the Company shall terminate the Executive’s employment without Cause or if the Executive shall terminate employment for Good Reason, the Executive shall be entitled to receive, as his exclusive right and remedy in respect of such termination: (A)

the payment of (i) all Accrued Obligations, (ii) the Pro Rata Bonus, and (iii) severance pay equal to Executive’s then current monthly Base Salary plus the then current Target Bonus (divided into equal monthly portions), payable in accordance with the Company’s regular pay schedule, for eighteen (18) [CEO: twenty-four (24)] months from the Date of Termination; (B) the provision of the Welfare Benefit Continuation; and (C) the provision of professional outplacement services for up to one (1) year following the Date of Termination.

c.               Termination by the Company for Cause.  If the Executive’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than for payment of all Accrued Obligations.

d.              Termination by the Executive.  If the Executive voluntarily terminates employment, this Agreement shall terminate without further obligations to the Executive other than for payment of all Accrued Obligations.

e.               Termination by Permanent Disability.  If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability, the Executive shall be entitled to receive, as his exclusive right and remedy in respect of such termination: (A) the payment of (i) all Accrued Obligations, and (ii) the Pro Rata Bonus; and (B) the provision of the Welfare Benefit Continuation.

f.                 Termination by Death.  If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s heirs, executors, administrators or other legal representatives shall be entitled to receive, as their exclusive right and remedy in respect of such termination: the payment of (A) all Accrued Obligations, and (B) the Pro Rata Bonus.

5.               PRO RATA BONUS AND SEVERANCE PAYMENTS.  Notwithstanding anything herein to the contrary, but subject to the provisions of Section 6 below, (a) all Pro Rata Bonus payments to which the Executive (or his estate or beneficiary) is entitled involving a termination that follows a Change in Control shall be payable in a lump sum on the 60th day following the Executive’s termination of employment; and (b) all Pro Rata Bonus payments to which the Executive (or his estate or beneficiary) is entitled involving a termination that does not follow a Change in Control shall be payable within 30 days after a determination of the actual bonus is made by the Compensation Committee of the Board or other appropriate body, as provided in the Company’s Annual Incentive Plan or comparable arrangement for the year in which the termination occurs.  To the extent any severance payments are scheduled to be paid in accordance with the Company’s regular pay schedule, any such installments will be suspended and paid in arrears on the 60th day following the Executive’s termination of employment.

6.               DELAY OF PAYMENT TO SPECIFIED EMPLOYEE.  If the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Pro Rata Bonus and severance payments pursuant to Section 4(a), (b) and (e) above that would otherwise be payable before the date that is six months after the date of the Executive’s separation from service (the “Six Month Deferral Date”) shall be deferred and suspended until the Six Month Deferral Date (or, if earlier, the date of the Executive’s death).

[6A. For Mark Morant Only. RELOCATION PAYMENT.  Notwithstanding anything to the contrary in this Agreement, if the Executive’s employment is terminated pursuant to Section 4(a), (b), (e) or (f) above, the Executive (or his estate or beneficiary) shall be entitled to receive, in addition to the severance benefits set forth therein, reimbursement for the cost of relocating Executive and his immediate family members back to the United Kingdom pursuant to the Company’s relocation program, should the Executive and/or his family relocate within two (2) years following termination of employment.]

7.               COMPLETE PAYMENT.  The payments and other benefits to be made or to be extended to the Executive under the provisions of Section 4 upon termination of the Executive’s employment shall be in complete satisfaction of any and all compensation, severance or other benefits that would otherwise be due the Executive upon such termination.

8.               SURVIVAL OF CERTAIN PROVISIONS.  Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable to accomplish fully the purposes of such provision.

9.               MANDATORY RELEASE.  As a condition to the receipt of any benefit under Section 4 of this Agreement, Executive (or, in the case of Executive’s death, Executive’s heirs, executors, administrators or other legal representatives) must first execute and deliver to the Company a release, substantially in the form attached hereto as Attachment B, releasing the Company, its officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that Executive may have arising out of Executive’s employment with the Company or the termination of such employment.

10.         SUCCESSORS; BINDING AGREEMENT.

a.               The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated Executive’s employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

b.              This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable or benefits provided to Executive hereunder if Executive had continued to live, all such amounts and benefits, other than professional outplacement services, unless otherwise provided herein, shall be paid and continue to be provided in accordance with the terms of this Agreement to Executive’s beneficiary.

11.         NOTICE.  For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement, provided that all notices to the Company shall be directed to the office of Corporate Secretary of the Company, with a copy to the President of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.         EMPLOYMENT WITH AFFILIATES.  Employment with the Company for purposes of this Agreement includes employment with any entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all outstanding equity interests, and employment with any entity which has a direct or indirect interest of 50% or more of the total combined voting power of all outstanding equity interests of the Company, it being understood that for purposes of Section 4 hereof, “Good Reason” shall be construed to refer to the Executive’s positions,  duties, responsibilities (reporting and other), status, title, and office in the position or positions in which the Executive serves immediately before the Change of Control, but shall not include titles or positions with subsidiaries and affiliates of the Company that are held primarily for administrative convenience.

13.         MISCELLANEOUS.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and by the President or other authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.         VALIDITY.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

15.         DESCRIPTIVE HEADINGS.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

16.         CORPORATE APPROVAL.  This Agreement has been approved by the Board, and has been duly executed and delivered by Executive and on behalf of the Company by its duly authorized representative.

17.         ARBITRATION OF DISPUTES.   Any dispute, controversy, or claim (collectively, any “Dispute”) arising between the Company and the Executive relating to or arising from this Agreement shall be submitted to and settled by binding arbitration in the Salt Lake City, Utah office of the American Arbitration Association (“AAA”) conducted pursuant to the rules then in effect of the AAA governing employment disputes, before three (3) neutral arbitrators licensed to practice law for at least ten years and familiar with employment law disputes (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved).  Any award rendered in any Dispute shall be final and conclusive upon the parties to the arbitration, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the arbitration.  The administration fees and expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its/his own experts, evidence and attorney’s fees.  In the discretion of the arbitrators, any award may include the cost of a party’s counsel and/or its share of the expense of arbitration, if the arbitrators expressly determine that an award of such costs is appropriate to the party whose position prevails in such arbitration.  To submit a matter to arbitration, the party seeking redress (“Claimant”) shall notify in writing the party against whom such redress is sought (“Respondent”), describe the nature of such claim, the provision of this Agreement that has been violated by the Respondent and the material facts surrounding such claim.  At any arbitration hearing, each of the parties shall have the right to make both written and oral presentations to the arbitrators.  Within thirty (30) days of the conclusion of such arbitration hearing, the arbitrators shall render a single written decision.  The decision of the arbitrators shall be binding upon the Claimant and Respondent, and after the completion of such arbitration, the Claimant and Respondent may only institute litigation regarding the Dispute for the sole purpose of enforcing the determination of the arbitration hearing.  By agreeing to arbitration under this Section 17, the Company and the Executive understand that they are each waiving any right to a trial by jury and each party makes that waiver knowingly and voluntarily with full consideration of the ramifications of such waiver.

18.         WITHHOLDING AND EXCISE TAX.  The Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.  Notwithstanding anything to the contrary in this Agreement, if the total severance benefit due to Executive on account of a Change in Control (including the severance payments pursuant to Section 4 hereof, any accelerated vesting of equity awards, and all other payments under existing arrangements and agreements between the Company and Executive) would be subject to an excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the severance payment to be paid to Executive under this Agreement shall be either (1) or (2) below, based on which of the two alternatives would result in the greater net after-tax benefit to the Executive: (1) payment of the entire severance payment hereof; or (2) payment of a portion of the severance payment hereof such that the total severance benefit due to Executive is equal to 299% of the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code.  Any calculations regarding the applicability of the Excise Tax to any payments under this Agreement shall be made in the Company’s reasonable discretion.

19.         ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements concerning the subject matter hereof.

IN WITNESS WHEREOF, the Company and Executive have entered into this Agreement as of the day and year first above written.

ENERGYSOLUTIONS, Inc.

By:

Name: Val John Christensen

Title: President and Chief Executive Officer

Executive Name:

Title:

Addresses:

If to the Company:	ENERGYSOLUTIONS, Inc.
423 West 300 South
Salt Lake City, Utah 84101
Attention: [General Counsel or CEO]

With a copy to:

If to the Executive:

With a copy to:

ATTACHMENT A

Separate Employment Agreement

(Indicate “NONE” if appropriate)

ATTACHMENT B

EnergySolutions General Release Agreement

EXECUTIVE NAME:

In consideration of the benefits and payments paid to Executive pursuant to the Executive Severance Agreement between Executive and Company dated                           , 20              , Executive hereby agrees as follows:

OBLIGATIONS OWED TO COMPANY

All debts owed by you to Company shall be deducted from any amounts payable to you hereunder.  Debts include, without limitation, personal expenses incurred by you from Company calling cards, long distance charges, credit card charges, and overpayments of any kind.

COMPANY PROPERTY

All Company property issued to you or in your possession must be returned to Company on or before the Effective Date of Termination.  Company property includes, but is not limited to, access cards, keys, computers, cellular phones, databases, discs, client lists, books, credit cards, etc.

NON-COMPETE; NON-DISCLOSURE

During the course of your employment with Company, you have obtained information or knowledge which is confidential or proprietary in nature relating to Company’s business, operations, services, products or equipment.  You agree that for a period of one (1) year, you will not disclose or assist others in using or disclosing, any proprietary information or proprietary documents, including but not limited to customer lists and vendor and supplier lists, to compete or to assist others to compete, directly or indirectly, with the business of Company.  You also agree that for a period of two (2) years, you will not solicit or otherwise induce any employee of Company to terminate his/her employment with Company or hire or solicit any independent contractor under contract with Company or encourage such independent contractor to terminate such relationship.  You further agree that you will not (i) in any communications with the press or other media or any customer, client or supplier of Company, or any of Company affiliates, criticize, ridicule or make any statement which disparages or is derogatory of Company or its affiliates or any of their respective directors or officers; or (ii) communicate to any third party any confidential information (including, without limitation, trade secrets and other proprietary information) received while employed by Company of Company, any customer, client or supplier of Company or any of Company affiliates, except as may reasonably be required pursuant to any legal or regulatory process.

GENERAL RELEASE

You, on your own behalf, and on behalf of your heirs and assigns, and all persons claiming under you, hereby fully and forever unconditionally release and discharge Company, all of its affiliated and related corporations, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers and agents of any of them (hereinafter referred to collectively as “Releasees”), of and from, and you covenant not to sue or assert against Releasees, for any purpose, all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, and both negligent and intentional, arising from or in any way related to your employment by Company, based in whole or in part upon any act or omission occurring on or before the date of this general release, without regard to your present actual knowledge of the act or omission, which you may now have, or which you, or any person acting on your behalf may at any future time have or claim to have, including specifically, but not by way of limitation, matters which may arise at common law or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Protection Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, and the Equal Pay Act.  You warrant that you have not assigned or transferred any right or claim described in this general release.  You expressly assume all risk that the facts and law concerning this general release may be other than as presently known to you.  You acknowledge that, in signing this general release, you are not relying on any information provided to you by Releasees or upon Releasees to provide information not known to you.

THIS SECTION APPLIES ONLY TO EMPLOYEES 40 YEARS OF AGE AND OLDER

If you are 40 years of age or older, you have twenty-one (21) calendar days in which to consider and review this General Release Agreement prior to signing it.  If you desire to knowingly waive the twenty-one (21) calendar day review period prior to your execution of this General Release Agreement, please initial:                .

Further, for a period of seven (7) calendar days following your execution of this General Release Agreement, you may revoke this General Release Agreement by providing notice of such revocation to Company.  Any such notice shall be given to EnergySolutions, Attn:                             , by any of the following means:

By US Mail:

Via facsimile:

Via email:

Such notice, if given, must be actually received by              within seven (7) calendar days following your execution of this General Release Agreement.  You agree that if you exercise your revocation right, the respective rights and obligations of the parties to this General Release Agreement and the Executive Severance Agreement will be automatically void and you will immediately pay to Company, upon demand, any and all payments made by Company to you hereunder.

ACKNOWLEDGMENT

You acknowledge that you have read this General Release Agreement, understand its terms, and have had an opportunity to have answered to your satisfaction any questions concerning the terms hereof.  You execute this General Release Agreement voluntarily and of your own free will and choice, after having been advised to seek your own legal counsel, without threat, coercion or duress, intending to be legally bound.

Date:
Signature

Printed Name

Social Security Number

Address	WITNESS